EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Ivan Donaldson	Marc Musgrove
	Investor Relations	Public Relations
	idonaldson@micron.com	mmusgrove@micron.com
	(208) 368-4093	(208) 363-2405

MICRON CEO ANNOUNCES UPCOMING RETIREMENT

Board Initiates Succession Process

BOISE, Idaho, (Feb. 02, 2017) – Micron Technology, Inc., (NASDAQ:MU) today announced the upcoming retirement of its Chief Executive Officer, Mark Durcan. The Board of Directors has formed a special committee to oversee the succession process and has initiated a search, with the assistance of an executive search firm, to identify and vet candidates. The Board has not established a timeframe for this process and intends to conduct a deliberate review of candidates who can contribute to Micron's future success. Mark Durcan will continue to lead Micron as CEO during this process and will assist the company with its search and subsequent leadership transition.

"Mark Durcan recently discussed with the Board his desire to retire from Micron when the time and conditions were right for the company," said Robert E. Switz, Chairman of the Board and a member of the search committee. "As CEO, he has successfully guided Micron's strategy and growth for the past five years and has allowed the company to initiate this transition from a position of strength. The Board is committed to thoughtful long-term succession planning and takes seriously its responsibility to maintain a high-caliber management team and to ensure successful executive leadership transition. We expect Mark to play an instrumental role in securing and transitioning his replacement."

Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron's broad portfolio of high performance memory technologies—including DRAM, NAND and NOR Flash—is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

# # #

Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.